JETBLUE AIRWAYS REPORTS FEBRUARY TRAFFIC

New York, NY (March 12, 2018) -- JetBlue Airways Corporation (NASDAQ: JBLU) reported its preliminary traffic results for February 2018. Traffic in February increased 6.8 percent from February 2017, on a capacity increase of 6.8 percent.

Load factor for February 2018 was 82.6 percent, unchanged from February 2017. JetBlue’s preliminary completion factor was 98.4 percent and its on-time (1) performance was 74.6 percent. JetBlue expects first quarter revenue per available seat mile (RASM) growth to range between 3.5 and 5.5 percent compared to the first quarter of 2017.
JETBLUE AIRWAYS TRAFFIC RESULTS

	February 2018	February 2017	% Change
Revenue passenger miles (000)	3,691,600	3,456,625	6.8%
Available seat miles (000)	4,467,297	4,182,711	6.8%
Load factor	82.6%	82.6%	0 pts.
Revenue passengers	3,071,029	2,933,684	4.7%
Departures	27,271	26,189	4.1%
Average stage length (miles)	1,104	1,087	1.6%

	Y-T-D 2018	Y-T-D 2017	% Change
Revenue passenger miles (000)	7,489,996	7,319,818	2.3%
Available seat miles (000)	9,106,415	8,819,352	3.3%
Load factor	82.2%	83.0%	-0.8 pts.
Revenue passengers	6,229,369	6,224,212	0.1%
Departures	55,867	55,518	0.6%
Average stage length (miles)	1,098	1,082	1.5%

(1) The U.S. Department of Transportation considers on-time arrivals to be those domestic flights arriving within 14 minutes of schedule.
JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles (Long Beach), Orlando, and San Juan. JetBlue carries more than 40 million customers a year to 101 cities in the U.S., Caribbean, and Latin America with an average of 1,000 daily flights. For more information please visit jetblue.com.

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